UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 26, 2015

IXIA
(Exact name of registrant as specified in its charter)

California	000-31523	95-4635982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26601 W. Agoura Road, Calabasas, California		91302
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 818.871.1800
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 26, 2015, the Board of Directors (the “Board”) of Ixia (the “Company”) appointed Ilan Daskal to serve, effective immediately, as an additional member of the Board and as a member and Chairperson of the Audit Committee of the Board (the “Audit Committee”). In connection with Mr. Daskal’s appointment to the Board, the Board increased the authorized number of directors of the Company from five to six.

The Company and Mr. Daskal are expected to enter into the Company’s standard form of Indemnity Agreement for its executive officers and directors. The form of the Indemnity Agreement is filed as Exhibit 10.5 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (Reg. No. 333-42678), as filed with the Securities and Exchange Commission (the “SEC”) on September 5, 2000.

There are no arrangements or understandings between Mr. Daskal and any other persons pursuant to which Mr. Daskal was appointed as a director of the Company, and there are no related party transactions between the Company and Mr. Daskal that are required to be disclosed under Item 404(a) of Regulation S-K.

Commencing with the calendar quarter beginning on July 1, 2015, the Company will pay to Mr. Daskal the quarterly cash retainers that the Board has previously approved for payment to individuals who serve as non-employee directors and to individuals who serve as Chairperson of the Audit Committee.

The Compensation Committee of the Board has also recommended that the Board grant to Mr. Daskal under the Company’s Second Amended and Restated 2008 Equity Incentive Plan (the “2008 Plan”) (i) nonstatutory stock options to purchase 15,000 shares of the Company’s Common Stock (“Common Stock”) at an exercise price equal to the closing sales price of the Common Stock on the date of grant as reported on the Nasdaq Global Select Market and (ii) restricted stock units (“RSUs”) covering a number of shares of Common Stock having a value equal to $100,000 based on the closing sales price of the Common Stock on the date of grant as reported on the Nasdaq Global Select Market. The options would vest and become exercisable, and the RSUs would vest and the shares subject thereto would be automatically issued, in four equal installments, with the first installments vesting on August 15, 2015, additional installments vesting on each of November 15, 2015 and February 15, 2016, and the fourth installments vesting on the earlier of (i) May 15, 2016 or (ii) the close of business on the day immediately preceding the date of the Company’s 2016 Annual Meeting of Shareholders, provided that Mr. Daskal remains a non-employee director of the Company from the date of grant through the applicable vesting date. The 2008 Plan is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 0-31523), as filed with the SEC on June 25, 2013.

Item 7.01	Regulation FD Disclosure.

On June 29, 2015, the Company issued a press release in which the Company announced that Ilan Daskal has been appointed to the Board and to succeed Jonathan Fram as Chairperson of the Audit Committee, and that Mr. Fram will remain a member of the Audit Committee. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated by reference herein.

The information in this Item 7.01 and in Exhibit 99.1 furnished herewith shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act unless specifically stated by the Company.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

The following Exhibit is furnished as a part of this Current Report on Form 8‑K:

Exhibit No.	Description
99.1	Press release dated June 29, 2015

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ixia

Dated:	June 29, 2015	By:	/s/ Matthew Alexander
Matthew Alexander
Senior Vice President, General Counsel,
and Corporate Secretary

EXHIBIT INDEX

Exhibit No.    Description
99.1    Press Release dated June 29, 2015